As filed with the Securities and Exchange Commission on July 19, 2012

Registration No. 333-133760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-0962308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1850 Ramtron Drive Colorado Springs, CO	80921
(Address of Principal Executive Offices)	(Zip Code)

2005 Incentive Award Plan

(Full title of plan)

Eric A. Balzer

Chief Executive Officer

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, CO 80921

(Name and Address of Agent For Service)

(791) 481-7000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

W. Stuart Ogg

Jones Day

555 South Flower Street, 50th Floor

Los Angeles, CA 90071

(213) 489-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE – DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) is filed in order to deregister certain securities issuable under the Ramtron International Corporation 2005 Incentive Award Plan (the “2005 Plan”), which were originally registered by Ramtron International Corporation (the “Company”) on a registration statement on Form S-8 (File No. 333-133760) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on May 3, 2006 (the “Prior Registration Statement”).

At the Company’s Annual Meeting of Stockholders held on June 5, 2012, the Company’s stockholders approved the Ramtron International Corporation 2012 Incentive Award Plan (the “2012 Plan”). On June 15, 2012, the Company filed a registration statement on Form S-8 (File No. 333-182163) registering 3,879,864 shares of the Company’s common stock, $0.01 par value (“Common Stock”), issuable under the 2012 Plan. The 2012 Plan provides, among other things, that shares of the Company’s Common Stock that remain available under the 2005 Plan on or after the termination of the term of that plan or which thereafter become available for issuance under such plan, shall also be available for issuance under the 2012 Plan.

As of the date of this Post-Effective Amendment, there are 379,864 shares of Common Stock originally registered under the Prior Registration Statement that have not been issued and are not subject to outstanding awards granted under the 2005 Plan (the “Carryover Shares”). The Carryover Shares were included with the registration of 3,879,864 shares of Common Stock under the registration statement on Form S-8 (File No. 333-182163) and thus are now available for issuance under the 2012 Plan.

This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Carryover Shares may not be issued under the 2005 Plan and to deregister 379,864 Carryover Shares under the Prior Registration Statement.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Colorado Springs, State of Colorado on July 18, 2012.

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric A. Balzer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of Ramtron International Corporation and in the capacities and on the dates indicated:

/s/ William G. Howard, Jr.	Chairman of the Board of Directors	July 18, 2012
William G. Howard, Jr.

/s/ Eric A. Balzer	Chief Executive Officer and Director	July 18, 2012
Eric A. Balzer	(Principal Executive Officer)

/s/ Gery E. Richards	Chief Financial Officer (Principal Financial	July 18, 2012
Gery E. Richards	and Accounting Officer)

/s/ Theodore J. Coburn	Director	July 18, 2012
Theodore J. Coburn

/s/ Jim Doran	Director	July 18, 2012
Jim Doran

/s/ William L. George	Director	July 18, 2012
William L. George

/s/ Eric Kuo	Director	July 18, 2012
Eric Kuo

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

24.1	Power of Attorney (Included on signature page to this Registration Statement)